Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in, and incorporation by reference in, the Registration Statement of Superior Well Services, Inc. on Form S-3 of our report dated March 10, 2008 related to the consolidated financial statements Superior Well Services, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the financial statement schedule listed in Item 15 (b) and the effectiveness of internal control over financial reporting of Superior Well Services, Inc., appearing in the Prospectus, which is part of this Registration Statement and is also incorporated by reference from the form 10-K filed on March 10, 2008.
We also consent to the reference to us under the heading “Experts” in such Prospectus
/s/ SCHNEIDER DOWNS & CO., INC.
Pittsburgh, Pennsylvania
August 6, 2008